As filed with the Securities and Exchange Commission on May 20, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVENTURE FOODS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	86-0786101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5415 N. High Street, Suite 350

Phoenix, Arizona 85054

(Address of Principal Executive Offices, including zip code)

INVENTURE FOODS, INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Terry McDaniel

Chief Executive Officer

Inventure Foods, Inc.

5415 N. High Street, Suite 350

Phoenix, Arizona 85054

Telephone: (623) 932-6200

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value share:	800,000	$4.14	$3,312,000	$384.52

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock for May 18, 2011 as listed on the Nasdaq Global Market.

EXPLANATORY NOTE

In accordance with General Instruction E of Form S-8, this Registration Statement is being filed by the Registrant for the purpose of registering an additional 800,000 shares of the Registrant’s Common Stock reserved for issuance upon the exercise of stock awards granted or available for grant under the Inventure Foods, Inc. Amended and Restated 2005 Equity Incentive Plan (the “Plan”).  The Registrant has filed the following registration statements for the indicated number of shares reserved for issuance upon the exercise of stock options granted or available for grant under the Plan: (i) an effective registration statement on Form S-8 (File No. 333-127144) filed with the Securities and Exchange Commission (the “Commission”) on August 3, 2005, covering 410,518 shares of Common Stock, (ii) an effective registration statement on Form S-8 (File No. 333-137778) filed with the Commission on October 3, 2006, covering 1,097,167 shares of Common Stock, (iii) an effective registration statement on Form S-8 (File No. 333-151618) filed with the Commission on June 12, 2008, covering 749,900 shares of Common Stock and (iv) an effective registration statement on Form S-8 (File No. 333-159833) filed with the Commission on June 8, 2009 covering 545,000 shares of Common Stock (collectively, the “Prior Registration Statements”).  The contents of the Prior Registration Statements are incorporated by reference herein.  The aggregate number of shares of the Registrant’s Common Stock reserved under the Plan includes shares that are released from, or reacquired by the Registrant pursuant to, the terms of awards outstanding under the Registrant’s 1995 Stock Option Plan, as amended (the “Prior Plan”).

This Registration Statement registers a total of 800,000 shares, which were added to the Plan with shareholder approval at the Registrant’s 2011 Annual Meeting of Shareholders.

Item 8.    Exhibits.

Exhibit	Description

5.1	Opinion of Osborn Maledon, P.A.

23.1	Consent of Independent Public Registered Accounting Firm.

23.2	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereof).

99.1

Inventure Foods, Inc. Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Schedule 14A in connection with the Registrant’s 2011 Annual Meeting of Shareholders, filed with the Commission on April 15, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 20, 2011.

INVENTURE FOODS, INC.
By:	/s/ Terry McDaniel
Terry McDaniel
President and Chief Executive Officer

Power of Attorney: Each individual whose signature appears below hereby constitutes and appoints Terry McDaniel and Steve Weinberger, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the SEC, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Terry McDaniel	President, Chief Executive Officer and	May 18, 2011
Terry McDaniel	Director (Principal Executive Officer)

/s/ Steve Weinberger	Chief Financial Officer, Secretary and	May 18, 2011
Steve Weinberger	Treasurer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Itzhak Reichman	Chairman and Director	May 18, 2011
Itzhak Reichman

/s/ Larry R. Polhill	Director	May 18, 2011
Larry R. Polhill

/s/ Ashton D. Asensio	Director	May 18, 2011
Ashton D. Asensio

/s/ Mark S. Howells	Director	May 18, 2011
Mark S. Howells

/s/ Macon Bryce Edmonson	Director	May 18, 2011
Macon Bryce Edmonson

/s/ Ronald Kesselman	Director	May 18, 2011
Ronald Kesselman

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Osborn Maledon, P.A.

23.1	Consent of Moss Adams LLP

23.2	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereof).

99.1

Inventure Foods, Inc. Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Schedule 14A in connection with the Registrant’s 2011 Annual Meeting of Shareholders, filed with the Commission on April 15, 2011).